Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation or Organization
LianBio Development (Cayman) Limited	Cayman Islands

LianBio, LLC	Delaware

Lian Oncology	Cayman Islands

Lian Cardiovascular	Cayman Islands

LianBio Respiratory	Cayman Islands

LianBio Ophthalmology	Cayman Islands

LianBio Inflammatory	Cayman Islands

LianBio Development (HK) Limited	Hong Kong

LianBio Licensing, LLC	Delaware

Lian Oncology Limited	Hong Kong

Lian Cardiovascular Limited	Hong Kong

LianBio Respiratory Limited	Hong Kong

LianBio Ophthalmology Limited	Hong Kong

LianBio Inflammatory Limited	Hong Kong

Shanghai LianBio Development Co., Ltd. (上海联拓生物科技有限公司)	People’s Republic of China

Shanghai LianBio Oncology Development Co., Ltd. (上海联愈生物科技有限公司)	People’s Republic of China

Shanghai LianBio Cardiovascular Development Co., Ltd. (上海联旬生物科技有限公司)	People’s Republic of China